EXHIBIT 99.1

UNICORP ANNOUNCES THE COMPLETION OF ITS PREVIOUSLY ANNOUNCED FORWARD AND REVERSE STOCK SPLIT

HOUSTON, TEXAS - October 12, 2004 - Unicorp, Inc. (Pink Sheets: UCPI) announced today that it is completing its previously announced 100-for-1 forward stock split immediately followed by a 1-for-2003 reverse stock split that was approved and effected in July 2001 for shareholders of record, but not with respect to shareholders in street name. The shareholders of record received the forward and reverse splits as of that date but the NASD was not notified to finish the split on all shares held in street name until October 2004. The net effect is a reverse split of 1-for-20 shares of Unicorp common stock held in street name. Unicorp's new symbol post-split will be UCPI and new CUSIP number is 904661 60 0.

About Unicorp, Inc.

Unicorp, Inc is primarily engaged in the acquisition, development, exploration and production of crude oil and natural gas. Its focus is on acquiring working and non-working interests in crude oil and natural gas properties.

SAFE HARBOR STATEMENT

This press release contains statements that may constitute forward-looking statements, including the company's ability to successfully acquire oil and gas properties. These statements are based on current expectations and assumptions and involve a number of uncertainties and risks that could cause actual results to differ materially from those currently expected. For additional information about Unicorp's future business and financial results, refer to Unicorp's Annual Report on Form 10-KSB/A for the year ended December 31, 2003, and Quarterly Reports on Form 10-QSB for the quarters ended March 31, 2004 and June 30, 2004. Unicorp undertakes no obligation to update any forward-looking statement that may be made from time to time by or on behalf of the company, whether as a result of new information, future events or otherwise.

FOR MORE INFORMATION CONTACT:

    KEVAN  CASEY,  CEO

    PHONE: (713) 869-6286


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